Exhibit 10(ac)
                                                                  --------------


Koger



March 14, 1996

Mr. David B. Hiley
Mount Holly Road
Kantonah, NY 10536

Dear David:

This is to memorialize the arrangement pursuant to which you have been providing and will continue to provide certain financial consulting services to Koger Equity, Inc. Such services, which are subject to the direction of the Company's chief financial officer, Victor A. Hughes, Jr., include advising the Company's management, board of directors and the finance committee of the board on financial aspects of (i) development and implementation of the Company's strategic plan and in particular refinancing or restructuring the Company's debt or arranging for new debt equity and (ii) other strategic matters such as business combinations and dispositions. Such services are in addition to your service as a member of the Company's board of directors and of its finance committee. Such services may be complimentary with or in addition to services of other advisers to the Company.

To date, you have expended approximately 107 hours in providing such services, commencing in January, 1996, for which the company will pay you a fee of $32,100. Henceforth, the Company will pay you a retainer fee of $12,000 per month, payable monthly in advance beginning this date (pro rated for partial months).

It is our intention that the fees paid to you hereunder will be periodically evaluated, particularly upon completion of particular strategic events with respect to which you have been advising, and that the board (or its executive committee) will then consider your contribution and determine in its discretion whether to increase the fee paid to you for such services.

The Company will promptly reimburse you for all reasonable expenses you incur in providing such services. The Company also agrees to indemnify you as provided in Exhibit A hereto.

Either you or the Company may terminate this consulting arrangement at any time by giving written notice to the other party.




Mr. David B. Hiley
March 14, 1996

Page Two

Please indicate your concurrence with this statement of our agreement by signing and returning to me the enclosed copy of this letter.

Very truly yours,

/s/ IRVIN H. DAVIS
-----------------------------
Irwin H. Davis
Vice Chairman
Chief Executive Officer

IHD/fj
dha.ihd

Concur:

/s/ DAVID B. HILEY
-----------------------------
David B. Hiley

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                                                                       Exhibit A
                                                                       ---------

In connection with the agreement of David B. Hiley to provide certain services to Koger Equity, Inc., as stated in a letter agreement dated March 14, 1996, the Company agrees to indemnify David B. Hiley (the indemnified party) from and against any and all losses, claims, damages and liabilities, joint or several, to which the indemnified party may become subject under any applicable federal or state law otherwise, related to or arising out of the performance by the indemnified party of services under such letter agreement, and will reimburse such indemnified party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action or proceeding. The Company will not be liable under this agreement to the extent that any loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted from the indemnified partys willful misconduct or gross negligence. The Company agrees that the indemnified party shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to or arising out of the performance by the indemnified party of services under such letter agreement, except to the extent any losses, claims, damages or liabilities are found in a final judgement by a court of competent jurisdiction to have resulted from the indemnified partys willful misconduct or gross negligence. This agreement of the Company with respect to indemnification and limiting the liability of the indemnified party shall survive any termination of the Companys agreement with Mr. Hiley with respect to his providing services to the Company.








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